                                                                                    Exhibit 99.1
Rural Cellular Corporation
Announces Fourth Quarter and Full Year 2006
Financial Results

March 5, 2007 -- ALEXANDRIA, Minn. -- Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces fourth quarter and full year 2006 financial results.

RCC’s fourth quarter 2006 highlights include:

Service Revenue - The increase in service revenue for the quarter reflects LSR increasing to $52 per month compared to $51 per month last year. LSR reflects increased data revenue, which averaged $2.75 per month for the quarter compared to $1.13 per month last year.

Customers - During the quarter total customers increased by 11,081 to 705,658, reflecting improved retention to 97.8% compared to 97.3% last year. Postpaid customer gross additions increased to 46,004 for the quarter compared to 44,285 last year. Postpaid customer growth was 8,098 during the quarter compared to a loss of 3,930 last year. As of December 31, 2006, approximately 82% of our postpaid customers were using new technology devices compared to 47% at December 31, 2005.

Roaming Revenue - The 9% increase in roaming revenue reflects a 17% increase in outcollect minutes and a 320% increase in data revenue. The Company’s outcollect yield for the quarter was $0.11 per minute as compared to $0.12 per minute last year. Data roaming for the quarter was $3.4 million compared to $811,000 last year.

Network Costs - Network costs for the quarter increased 12% to $35.7 million. The increase reflects the additional costs of operating multiple networks (analog, TDMA, GSM/GPRS/EDGE and CDMA/1XRTT), and 97 cell sites added since December 31, 2005. Incollect expense, a component of network costs, increased 7% to $12.3 million for the quarter. Per minute incollect cost for the quarter was approximately $0.08 per minute compared to $0.10 last year.

Selling, General and Administrative - SG&A increased 2% to $39.1 million for the quarter, reflecting increased G&A and sales and marketing costs which were partially offset by a 37% decrease in bad debt expense.

Operating income before depreciation, amortization, impairment, and stock-based compensation - was $52.4 million during the quarter ended December 31, 2006 compared to $54.4 million last year.

Depreciation and Amortization - Depreciation and amortization expense increased 25% for the quarter to $36.3 million, reflecting depreciation expense related to our new networks and accelerated depreciation of the Company’s legacy networks.

Goodwill and Indefinite-Lived Intangible Assets - In accordance with the Company’s annual impairment assessment under SFAS No. 142, the Company recorded an impairment cost of $23.8 million in the quarter ended December 31, 2006, reflecting impairment of certain assets in our South territory.

Interest Expense - Interest expense for the quarter decreased to approximately $47.4 million compared to $47.7 million last year, reflecting a lower average cost of debt partially offset by increased senior and junior preferred stock dividends.

Redemption of Senior Exchangeable Preferred Stock for Cash. During the quarter, we redeemed 13,161 shares of our senior exchangeable preferred stock for $16.1 million. The corresponding gain of $612,000, not including transaction commissions and other related fees, was recorded as a reduction of interest expense in the quarter.

Redemption of Senior Exchangeable Preferred Stock with Class A Common Stock. During the quarter, the Company redeemed 10,500 shares of our senior exchangeable preferred stock in exchange for 1,166,500 shares of our Class A common stock in negotiated transactions. The corresponding loss of $519,000, not including transaction commissions and other related fees, is recorded as an increase in interest expense. The shares of common stock were issued in reliance upon the exemption from registration provided in Section 3(a)(9) of the Securities Act of 1933, as amended.

Capital Expenditures - Total capital expenditures for the fourth quarter and year were approximately $12.1 million and $47.5 million, respectively. At December 31, 2006, we had 1,158 cell sites compared to 1,061 cell sites at December 31, 2005.

Acquisition of Southern Minnesota Markets - In December 2006, RCC entered into an agreement to purchase from Alltel Communications, Inc. certain southern Minnesota wireless markets. Closing of this transaction is subject to federal regulatory approvals and certain other conditions. Under the agreement, RCC will receive network assets and A-block cellular licenses covering Minnesota RSAs 7, 8, 9, and 10. The southern Minnesota service area is adjacent to RCC’s northern Minnesota service area and includes approximately 80 cell sites and 33 distribution points. These markets include 28 counties in southern Minnesota. The southern Minnesota RSAs being acquired utilize CDMA technology consistent with the Company’s northern Minnesota networks. With these new properties, the population covered by RCC’s marketed networks will increase by approximately 621,000, then totaling 7.2 million. RCC plans to use existing cash on hand to finance the purchase.

Teleconference - On March 6, 2007 at 8:00 AM CT, a teleconference will be held to discuss RCC’s fourth quarter and full year performance. To participate in the call, dial (800) 240-4186, and give the operator your name and company affiliation. To access a replay of this call through March 15, 2007, dial (800) 405-2236 and 11084260# as the pass code. An audio replay of the teleconference can also be accessed by logging onto the Company’s website at www.unicel.com. To access the audio stream, click on the Investor Relations section.

About the Company - Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Central, Midwest, Northeast, South and Northwest territories located in 15 states.

Forward-looking statements - Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: the ability to integrate newly acquired properties with current operations, competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, and the ability to service debt. These and other risk factors are discussed in RCC’s Report on Form 10-K for the year ended December 31, 2006 and from time to time in its other filings with the Securities and Exchange Commission. The Company’s filings with the Securities and Exchange Commission can be accessed by logging onto the SEC web site at www.sec.gov or by logging onto the Company's website at www.unicel.com and clicking on the Investor Relations section.

Contact: Chris Boraas, Investor Relations Director - Equity (320) 808-2451
Suzanne Allen, Treasurer - Preferred Securities and Debt (320) 808-2156
World Wide Web address: http://www.unicel.com
# # #

Consolidated Operating Data:	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Penetration (1) (2)	9.0%	9.5%	9.0%	9.5%
Retention (3)	97.8%	97.3%	97.5%	97.3%
Average monthly revenue per customer (4)	$75	$71	$74	$67
Local service revenue per customer (5)	$52	$51	$52	$50
Acquisition cost per customer (6)	$542	$514	$534	$497

Voice customers at period end
Postpaid			586,092	597,769
Prepaid			9,433	11,663
Wholesale			110,133	96,170
Total customers			705,658	705,602

Direct marketed POPs (1)
RCC Cellular			5,828,000	5,751,000
Wireless Alliance			776,000	754,000
Total POPs			6,604,000	6,505,000

(1)	Reflects 2000 U.S. Census Bureau population data updated for December 2005.
(2)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served (“POPs”).
(3)
Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(4)	Determined for each period by dividing the sum of service revenue (not including pass-through regulatory fees) and roaming revenue by the monthly average postpaid customers for such period.
(5)	Determined for each period by dividing service revenue (not including pass-through regulatory fees) by the monthly average postpaid customers for such period.
(6)
Determined for each period by dividing the sum of selling and marketing expenses, net cost of equipment sales, and depreciation of rental telephone equipment by the gross postpaid wireless voice customers added during such period.

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
ASSETS
(in thousands)
(Unaudited)

	December 31,
	2006	2005

CURRENT ASSETS:
Cash and cash equivalents	$72,495	$86,822
Short-term investments	110,716	66,778
Accounts receivable, less allowance for doubtful accounts of $2,676 and $3,567	62,592	72,887
Inventories,	11,366	12,849
Other current assets	4,265	4,280
Total current assets	261,434	243,616
PROPERTY AND EQUIPMENT, net	211,978	277,408
LICENSES AND OTHER ASSETS:
Licenses, net	524,713	548,513
Goodwill, net	348,684	348,684
Customer lists, net	10,734	29,301
Deferred debt issuance costs, net	21,910	27,022
Other assets, net	5,195	6,138
Total licenses and other assets	911,236	959,658
	$1,384,648	$1,480,682

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Liabilities and Shareholders’ Equity
(in thousands, except per share data)
(Unaudited)

	December 31,
	2006	2005

CURRENT LIABILITIES:
Accounts payable	$38,580	$53,492
Advance billings and customer deposits	12,031	11,885
Accrued interest	42,784	39,336
Other accrued expenses	7,832	8,981
Total current liabilities	101,227	113,694
LONG-TERM LIABILITIES	1,862,919	1,847,994
Total liabilities	1,964,146	1,961,688

COMMITMENTS AND CONTINGENCIES (Note 9)

REDEEMABLE PREFERRED STOCK	185,658	170,976

SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 15,048 and 13,530 outstanding	151	135
Class B common stock; $.01 par value; 10,000 shares authorized, 398 and 427 outstanding	4	4
Additional paid-in capital	228,149	212,420
Accumulated deficit	(993,460)	(862,742)
Unearned compensation	-	(1,799)
Total shareholders’ deficit	(765,156)	(651,982)
	$1,384,648	$1,480,682

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		For the Years Ended December 31,
	2006	2005	2006	2005
REVENUE:
Service	$96,332	$96,001	$385,220	$387,848
Roaming	39,449	36,255	153,867	122,774
Equipment	6,576	7,619	25,373	34,313
Total revenue	142,357	139,875	564,460	544,935
OPERATING EXPENSES:
Network costs, excluding depreciation	35,704	31,945	138,047	120,322
Cost of equipment sales	15,729	15,519	56,587	58,266
Selling, general and administrative	39,100	38,255	147,271	152,918
Depreciation and amortization	36,288	28,988	128,415	100,463
Impairment of assets	23,800	-	23,800	7,020
Total operating expenses	150,621	114,707	494,120	438,989
OPERATING INCOME	(8,264)	25,168	70,340	105,946
OTHER INCOME (EXPENSE):
Interest expense	(47,366)	(47,727)	(194,997)	(171,831)
Interest and dividend income	2,039	1,310	7,866	2,221
Other	(72)	(727)	369	(876)
Other expense, net	(45,399)	(47,144)	(186,762)	(170,486)
LOSS BEFORE INCOME TAX BENEFIT	(53,663)	(21,976)	(116,422)	(64,540)
INCOME TAX BENEFIT	(68)	(105)	(381)	(418)
NET LOSS	(53,595)	(21,871)	(116,041)	(64,122)
PREFERRED STOCK DIVIDEND	(3,807)	3,127	(14,677)	(7,174)
LOSS APPLICABLE TO COMMON SHARES	$(57,402)	$(18,744)	$(130,718)	$(71,296)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES USED TO COMPUTE LOSS PER SHARE:	14,351	13,606	14,125	12,695

NET LOSS PER BASIC AND DILUTED SHARE	$(4.00)	$(1.38)	$(9.25)	$(5.62)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Years Ended December 31,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(116,041)	$(64,122)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and customer list amortization	128,415	100,463
Loss on write-off of debt and preferred stock issuance costs	3,022	1,533
Mark-to-market adjustments - financial instruments	(197)	339
Net gain on repurchase and exchange of senior exchangeable preferred stock	(413)	(5,722)
Non--cash junior exchangeable preferred stock dividends	-	3,797
Impairment of assets	23,800	7,020
Stock based compensation	1,490	680
Deferred income taxes	(381)	(418)
Amortization of debt issuance costs	5,351	5,460
Amortization of discount on investments	(2,878)	-
Other	(361)	1,365
Change in other operating elements:
Accounts receivable	6,494	(14,262)
Inventories	1,483	(5,191)
Other current assets	15	(105)
Accounts payable	(6,886)	6,757
Advance billings and customer deposits	146	809
Accrued senior and junior exchangeable preferred stock dividends	47,520	33,211
Accrued interest	3,448	2,021
Other accrued expenses	(1,160)	(698)
Net cash provided by operating activities	92,867	72,937
INVESTING ACTIVITIES:
Purchases of property and equipment	(47,458)	(94,951)
Purchases of short-term investments	(188,166)	(66,778)
Maturities of short-term investments	148,100	-
Purchases of wireless properties	-	-
Net proceeds from property exchange	-	-
Proceeds from sale of property and equipment	2,723	247
Other	(97)	(103)
Net cash used in investing activities	(84,898)	(161,585)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	2,086	1,570
Proceeds from issuance of long-term debt under the credit facility	-	58,000
Repayments of long-term debt under the credit facility	-	-
Proceeds from issuance of senior subordinated floating rate notes	-	172,816
Proceeds from issuance of 8 1/4% senior secured notes	166,600	-
Proceeds from issuance of senior secured floating rate notes	-	-
Redemption of senior secured floating rate notes	(160,000)	-
Redemption of 9 5/8% senior subordinated notes	-	(125,000)
Repurchases of senior exchangeable preferred stock	(27,721)	(13,355)
Payments to settle interest rate swaps	-	-
Payments of debt issuance costs	(3,261)	(3,798)
Other	-	(102)
Net cash (used in) provided by financing activities	(22,296)	90,131
NET (DECREASE) INCREASE IN CASH	(14,327)	1,483
CASH AND CASH EQUIVALENTS, at beginning of year	86,822	85,339
CASH AND CASH EQUIVALENTS, at end of year	$72,495	$86,822